Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES THIRD QUARTER FISCAL 2017 RESULTS
BOARD OF DIRECTORS AUTHORIZES $200 MILLION STOCK REPURCHASE PROGRAM

Vancouver, British Columbia – December 6, 2017 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the third quarter ended October 29, 2017.
The Company reported diluted earnings per share of $0.43 for the third quarter of fiscal 2017. Excluding the impact of the ivivva restructuring that was announced on June 1, 2017, the Company reported adjusted diluted earnings per share of $0.56.
The summary below provides both GAAP and adjusted non-GAAP financial measures. In connection with the restructuring of its ivivva operations, the Company recognized pre-tax costs totaling $22.2 million in the third quarter of fiscal 2017. The adjusted financial measures exclude the impact of the ivivva restructuring and the related tax effects, and also exclude certain discrete tax items which were recognized during the third quarter of fiscal 2016.
For the third quarter ended October 29, 2017:

•	Net revenue was $619.0 million, an increase of 14% compared to the third quarter of fiscal 2016. On a constant dollar basis, net revenue increased 12%.

•	Total comparable sales increased 8%, or increased 7% on a constant dollar basis.

–	Comparable store sales increased 2%, or increased 1% on a constant dollar basis.

–	Direct to consumer net revenue increased 26%, or increased 25% on a constant dollar basis.

•	Gross profit was $322.0 million, an increase of 16% compared to the third quarter of fiscal 2016. Adjusted gross profit was $323.1 million, an increase of 16%.

•	Gross margin was 52.0%, an increase of 90 basis points compared to the third quarter of fiscal 2016. Adjusted gross margin was 52.2%, an increase of 110 basis points.

•	Income from operations was $85.6 million, a decrease of 8% compared to the third quarter of fiscal 2016. Adjusted income from operations increased $14.8 million, or 16%, to $107.8 million.

•	Operating margin was 13.8%, a decrease of 330 basis points compared to the third quarter of fiscal 2016. Adjusted operating margin was 17.4%, an increase of 30 basis points.

•
Income tax expense was $27.7 million compared to $25.3 million in the third quarter of fiscal 2016 and the effective tax rate was 32.0% compared to 27.0%. The adjusted effective tax rate was 30.8% compared to 31.3% in the third quarter of fiscal 2016.

•	Diluted earnings per share were $0.43 compared to $0.50 in the third quarter of fiscal 2016. Adjusted diluted earnings per share were $0.56 compared to $0.47 for the third quarter of fiscal 2016.

•
The Company repurchased 0.1 million shares of its own common stock at an average cost of $60.27 per share, completing the previous $100 million stock repurchase program which commenced in December 2016.

The Company ended the third quarter of fiscal 2017 with $650.1 million in cash and cash equivalents compared to $480.4 million at the end of the third quarter of fiscal 2016. Inventories at the end of the third quarter of fiscal 2017 increased 9% to $396.9 million compared to $364.5 million at the end of the third quarter of fiscal 2016. The Company ended the quarter with 388 stores.
The Company also announced that its board of directors has approved a new stock repurchase program for up to $200 million of its common shares in the open market at prevailing market prices, including under plans complying with the provisions of Rule 10b5-1 and Rule 10b-18 of the Securities Exchange Act of 1934. The timing and actual number of common shares to be repurchased will depend upon market conditions, eligibility to trade, and other factors, in accordance with Securities and Exchange Commission requirements, and the repurchase program is expected to be completed in two years. The stock repurchase program is intended to create shareholder value by making opportunistic repurchases during periods of favorable market conditions. Shares may be repurchased from time to time on the open market, through block trades or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.
Laurent Potdevin, CEO, lululemon, commented: "Our teams powerfully delivered robust results across both store and digital channels this quarter, driving a further acceleration in our business. The strength of our Q3 earnings supports our unique position as the global brand defining an active, mindful lifestyle."
Mr. Potdevin added: "As we start the holiday season, I'm energized by our momentum and we are increasing guidance to reflect this performance. I'm grateful for the enthusiasm I see every day across our collective as we remain on our path to delivering $4 billion in revenue in 2020."
Updated Outlook
In connection with the restructuring of the ivivva operations, we expect to recognize total pre-tax costs of between $45.0 million and $50.0 million in fiscal 2017, inclusive of $45.4 million recognized during the first three quarters of fiscal 2017. This primarily relates to long-lived asset impairment and lease termination costs.
For the fourth quarter of fiscal 2017, we expect net revenue to be in the range of $870 million to $885 million based on a total comparable sales increase in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.18 to $1.21 for the quarter. Excluding the impact of the ivivva restructuring, we expect adjusted diluted earnings per share to be in the range of $1.19 to $1.22 for the quarter. This guidance assumes 135.6 million diluted weighted-average shares outstanding and a 30.4% tax rate. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2017, we now expect net revenue to be in the range of $2.590 billion to $2.605 billion based on a total comparable sales increase in the mid-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $2.20 to $2.23 for the full year. Excluding the impact of the ivivva restructuring, we expect adjusted diluted earnings per share to be in the range of $2.45 to $2.48 for the year. This guidance assumes 136.2 million diluted weighted-average shares outstanding and a 30.9% tax rate, or 30.4% excluding the tax effect of the ivivva restructuring. The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss third quarter results is scheduled for today, December 6, 2017, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the adjusted financial results, are non-GAAP financial measures.
A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, effective tax rates, and diluted earnings per share exclude the costs recognized in connection with the restructuring of our ivivva operations, its related tax effects, and certain discrete items related to our transfer pricing arrangements and taxes on repatriation of foreign earnings. We believe these adjusted financial measures are useful to investors as the adjustments do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the trend in our operating performance. Furthermore, we do not believe the adjustments are reflective of our expectations of our future operating performance and believe these non-GAAP measures are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast guest demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet guest expectations if we have problems with our distribution system; imitation by our competitors; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; our ability to source our merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; increasing labor costs and other factors associated with the production of our products in South and South East Asia; the operations of many of our suppliers are subject to international and other risks; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; higher than anticipated costs and our ability to realize the benefits associated with the restructuring of our ivivva business; conflicting trademarks and the prevention of sale of certain products; our exposure to various types of litigation; actions of activist stockholders; anti-takeover provisions in our certificate of incorporation and bylaws; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
ICR, Inc.
Joseph Teklits/Caitlin Morahan
203-682-8200

Media Contact:
Brunswick
Laura Buchanan / Ash Spielgelberg
+44 7974 982492 / 214-205-6805
or
lululemon athletica inc.
Allison Reid, VP Corporate Communications
+44 7983 026340

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended		Three Quarters Ended
	October 29, 2017	October 30, 2016	October 29, 2017	October 30, 2016
Net revenue	$619,018	$544,416	$1,720,379	$1,554,452
Costs of goods sold	297,056	265,990	844,100	782,734
Gross profit	321,962	278,426	876,279	771,718
As a percent of net revenue	52.0%	51.1%	50.9%	49.6%
Selling, general and administrative expenses	215,367	185,451	640,032	547,195
As a percent of net revenue	34.8%	34.1%	37.2%	35.2%
Asset impairments and restructuring costs	21,007	—	36,524	—
As a percent of net revenue	3.4%	—%	2.1%	—%
Income from operations	85,588	92,975	199,723	224,523
As a percent of net revenue	13.8%	17.1%	11.6%	14.4%
Other income (expense), net	1,052	628	2,771	720
Income before income tax expense	86,640	93,603	202,494	225,243
Income tax expense	27,696	25,318	63,593	57,997
Net income	$58,944	$68,285	$138,901	$167,246

Basic earnings per share	$0.44	$0.50	$1.02	$1.22
Diluted earnings per share	$0.43	$0.50	$1.02	$1.22
Basic weighted-average shares outstanding	135,364	137,033	136,191	137,095
Diluted weighted-average shares outstanding	135,578	137,237	136,357	137,321

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	October 29, 2017	January 29, 2017
ASSETS
Current assets
Cash and cash equivalents	$650,054	$734,846
Inventories	396,892	298,432
Prepaid and receivable income taxes	77,625	81,190
Other current assets	63,777	48,269
Total current assets	1,188,348	1,162,737
Property and equipment, net	440,403	423,499
Goodwill and intangible assets, net	24,476	24,557
Deferred income taxes and other non-current assets	67,222	46,748
Total assets	$1,720,449	$1,657,541
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$14,113	$24,846
Accrued inventory liabilities	23,420	8,601
Accrued compensation and related expenses	62,387	55,238
Income taxes payable	4,403	30,290
Unredeemed gift card liability	52,500	70,454
Lease termination liabilities	12,164	—
Other accrued liabilities	71,590	52,561
Total current liabilities	240,577	241,990
Deferred income tax liability	—	7,262
Other non-current liabilities	58,596	48,316
Stockholders' equity	1,421,276	1,359,973
Total liabilities and stockholders' equity	$1,720,449	$1,657,541

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Three Quarters Ended
	October 29, 2017	October 30, 2016
Cash flows from operating activities
Net income	$138,901	$167,246
Adjustments to reconcile net income to net cash provided by operating activities	(7,592)	(68,587)
Net cash provided by operating activities	131,309	98,659
Net cash used in investing activities	(120,051)	(106,168)
Net cash used in financing activities	(100,707)	(25,288)
Effect of exchange rate changes on cash	4,657	11,701
(Decrease) increase in cash and cash equivalents	(84,792)	(21,096)
Cash and cash equivalents, beginning of period	734,846	501,482
Cash and cash equivalents, end of period	$650,054	$480,386

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for the third quarter of fiscal 2017 compared to the third quarter of fiscal 2016.

	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Increase	14%	8%	2%	26%
Adjustments due to foreign exchange rate changes	(2)	(1)	(1)	(1)
Increase in constant dollars	12%	7%	1%	25%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP:

	Quarter Ended October 29, 2017			Quarter Ended October 30, 2016
	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)
Gross profit[1]	$321,962	$1,178	$323,140	$278,426	$—	$278,426
Gross margin[1]	52.0%	0.2%	52.2%	51.1%	—%	51.1%
Income from operations[1,2]	85,588	22,186	107,774	92,975	—	92,975
Operating margin[1,2]	13.8%	3.6%	17.4%	17.1%	—%	17.1%
Income before income tax expense[1,2,3]	86,640	22,185	108,825	93,603	186	93,789
Income tax expense[3,4]	27,696	5,813	33,509	25,318	4,005	29,323
Effective tax rate[3,4]	32.0%	(1.2)%	30.8%	27.0%	4.3%	31.3%
Diluted earnings per share[1,2,3,4]	$0.43	$0.13	$0.56	$0.50	$(0.03)	$0.47
__________
1 During the third quarter of fiscal 2017, we recognized costs totaling $1.2 million within cost of goods sold related to the restructuring of our ivivva operations.
2 During the third quarter of fiscal 2017, we recognized asset impairment and restructuring costs related to the restructuring of our ivivva operations totaling $21.0 million.
3 The adjustments in the third quarter of fiscal 2016 relate to our transfer pricing arrangements, the associated repatriation of foreign earnings, and net interest costs. These adjustments were recorded in income tax expense and other income (expense), net.
4 The adjustment to income tax expense for the third quarter of fiscal 2017 represents the tax effect of the ivivva related restructuring adjustments, calculated based on the expected annual tax rate of the applicable tax jurisdictions.

Please refer to Notes 6 and 7 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about December 6, 2017 for further explanation as to the nature of these items.

Adjusted expected gross margin, effective tax rate, and diluted earnings per share

Fiscal Year Ending January 28, 2018
Expected gross margin	51.9% to 52.4%
Non-GAAP adjustments[1]	0.3
Adjusted expected gross margin	52.2% to 52.7%

Fiscal Year Ending January 28, 2018
Expected effective tax rate	30.9%
Non-GAAP adjustments[1]	(0.5)
Adjusted expected effective tax rate	30.4%

	Quarter Ending January 28, 2018	Fiscal Year Ending January 28, 2018
Expected diluted earnings per share range	$1.18 to $1.21	$2.20 to $2.23
Non-GAAP adjustments[1]	0.01	0.25
Adjusted expected diluted earnings per share range	$1.19 to $1.22	$2.45 to $2.48
__________
1 These adjustments relate to the restructuring of our ivivva operations. Please refer to Note 6 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about December 6, 2017 for further explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter[3]	Number of Stores Open at the End of the Quarter
4th Quarter 2016	389	17	—	406
1st Quarter 2017	406	5	—	411
2nd Quarter 2017	411	11	1	421
3rd Quarter 2017	421	17	50	388

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
4th Quarter 2016	1,144	47	1	1,190
1st Quarter 2017	1,190	14	—	1,204
2nd Quarter 2017	1,204	37	3	1,238
3rd Quarter 2017	1,238	43	89	1,192
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon or ivivva. Excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
3On August 20, 2017, as part of the restructuring of its ivivva operations, the Company closed 48 of its 55 ivivva branded company-operated stores. The seven remaining ivivva branded stores remain in operation and are not expected to close.